FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

SEP 14 1995
15939-95

C08630
DM

ARTICLES OF INCORPORATION

OF

Legacy Bodysentials Inc.

KNOW ALL MEN BY THESE PRESENTS:

That we the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada and do hereby certify:

1.

The name of this corporation is:

Legacy Bodysentials Inc.

2.

The resident agent of said corporation shall be Pacific Corporate Services Company, 7631 Bermuda Road, Las Vegas, NV 89123 and such other offices as may be determined by the By-Laws in and outside the State of Nevada.

3.

The objects to be transacted, business and pursuit and nature of the business, promoted or carried on by this corporation are and shall continue to be engaged in any lawful activity.

4.

The members of the governing board shall be styled Directors and the first Board of Directors shall consist of one (1). The number of stockholders of said corporation shall consist of one (1). The number of directors and shareholders of this corporation may, from time to time, be increased or decreased by an amendment to the By-Laws of this corporation in that regard, and without the necessity of amending these Articles of Incorporation. The name and address of the first Board of Directors and of the Incorporator signing these Articles as follows:

Douglas McClean — Suite 307-19533 Fraser Hwy.
Surrey B.C. Canada

5.

The Corporation is to have perpetual existence.

6.

The total authorized capitalization of this Corporation shall be and is the sum of 200,000,000 shares Common Stock at $0.001 par value, said stock to carry full voting power and the said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights, or things, and the judgement of the Board of Directors as to the value thereof shall be conclusive.

7.

The capital stock shall be and remain non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the Corporation.

IN WITNESS WHEREOF, I have set my hand this 30th day of August, 1995.

Douglas McClean

PROVINCE OF BRITISH COLUMBIA)
)
COUNTY OF WESTMINSTER)

On this 30th day of, August 1995, before me, a notary public in and for said County and Province, personally appeared Douglas McClean, known to me to be the person whose name is subscribed to the foregoing instrument, and he duly acknowledged to me that he executed the same for the purpose therein mentioned.

IN WITNESS WHEREOF, I have set my hand and offered by official seal in said County and Province the day and year in this Certificate first above written.

Notary Public

GORDON A. NEATE
Barrister & Solicitor
106-19665 Willowbrook Dr,
Langley, B.C. V2Y 1A5

RECEIVED
12:10 p.m.
SEP 14 1995

Secretary of State